Exhibit 99.1

Contact Kenn Entringer at Casey Communications, (314)721-2828 or kentringer@caseycomm.com

July 24, 2014

Cass Information Systems, Inc. Reports 2nd Quarter 2014 Earnings

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, energy, telecom and environmental invoice payment and information services, reported second quarter 2014 earnings of $.52 per diluted share, the same figure it reported in the second quarter of 2013. Net income for the period was $6.0 million, compared to $6.1 million in 2013.

	2nd Quarter			YTD
	2014	2013	% Change	2014	2013	% Change
Transportation Dollar Volume	$6.7 billion	$5.9 billion	13.5%	$12.6 billion	$11.3 billion	11.3%
Facility Expense Dollar Volume*	$3.1 billion	$2.8 billion	10.8%	$6.3 billion	$5.4 billion	17.3%
Revenues	$29.3 million	$29.2 million	.4%	$58.0 million	$57.6 million	.7%
Net Income	$6.0 million	$6.1 million	(.6%)	$11.8 million	$12.1 million	(2.1%)
Diluted Earnings per Share	$.52	$.52	—	$1.02	$1.04	(1.9%)

*	Includes Energy, Telecom and Environmental

2014 2nd Quarter Recap

Transportation and facility expense dollar volumes increased 14% and 11%, respectively. The increases were driven by growth in processing activity associated with the large number of new customers added in the past year plus increased activity from core transportation clients. Despite solid growth in activity, second quarter earnings essentially matched year-earlier results as the operational gains were off-set by a 3% or $0.3 million drop in net investment income due to depressed interest rates and the absence of gains from the sale of securities in the current quarter.

Operating expenses increased by $0.3 million, or 1%, due to continued investment in staff and technology to support current growth and win new business, partially off-set by lower pension expense.

“Our transportation and facility expense invoice processing operations turned in admirable performances, enabling us to largely overcome the earnings drag posed by current interest rate levels,” said Eric H. Brunngraber, Cass president and chief executive officer. “The solid operating performance of our business units continues to illustrate the value and market acceptance of our expanding service lines.”

Six-Month 2014 Recap

For the six-month period ended June 30, 2014, the company earned $1.02 per diluted share, 2% less than the $1.04 per diluted share earned in the first half of 2013. Net income was $11.8 million, slightly lower than the $12.1 million earned in 2013. Revenues rose 1%, from $57.6 million in 2013 to $58.0 million in 2014.

Operating expenses were up 2%, or $0.9 million, for the reasons previously cited.

Cash Dividend Declared

On July 21, 2014, the company’s board of directors declared a third quarter dividend of $.20 per share payable September 15, 2014 to shareholders of record September 5, 2014. Cass has continuously paid regularly scheduled cash dividends for the last 80 years.

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, energy, telecom and environmental invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses $35 billion annually on behalf of customers from locations in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C., Wellington, Kansas and Jacksonville, Fla. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2013.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended June 30, 2014 and 2013:

	Quarter Ended June 30, 2014	Quarter Ended June 30, 2013	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013
Transportation Invoice Volume	8,874	7,935	16,633	15,279
Transportation Dollar Volume	$6,664,922	$5,869,694	$12,557,493	$11,285,059
Facility Expense Transaction Volume	5,181	4,800	10,276	9,418
Facility Expense Dollar Volume	$3,060,418	$2,762,513	$6,334,971	$5,402,756
Payment and Processing Fees	$19,554	$17,448	$37,951	$34,024
Net Investment Income	9,347	9,629	18,494	19,598
Gain on Sales of Securities	—	1,684	—	3,137
Other	398	435	1,576	871

Total Revenues	$29,299	$29,196	$58,021	$57,630

Salaries and Benefits	$16,464	$16,280	$32,651	$32,538
Occupancy	756	735	1,562	1,344
Equipment	1,121	923	2,147	1,831
Other	2,965	3,079	5,971	5,693

Total Operating Expenses	$21,306	$21,017	$42,331	$41,406

Income from Operations before Income Taxes	$7,993	$8,179	$15,690	$16,224
Income Tax Expense	1,958	2,106	3,844	4,119

Net Income	$6,035	$6,073	$11,846	$12,105

Basic Earnings per Share	$.52	$.53	$1.03	$1.06

Diluted Earnings per Share	$.52	$.52	$1.02	$1.04

Average Earning Assets	$1,220,326	$1,176,943	$1,227,932	$1,171,498
Net Interest Margin	3.50%	3.77%	3.46%	3.86%
Allowance for Loan Losses to Loans	1.78%	1.69%	1.78%	1.69%
Non-performing Loans to Total Loans	.23%	.13%	.23%	.13%
Net Loan (Recoveries) Charge-offs to Loans	—	—	(.03%)	.22%
Provision for Loan Losses	$—	$300	$—	$500